UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 2, 2007

ARVINMERITOR, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2135 West Maple Road, Troy, Michigan	48084-7186
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 8.01	Other Events

On February 2, 2007, ArvinMeritor, Inc. (“ArvinMeritor”) announced that it had entered into a definitive agreement (“agreement”) to sell its emissions technologies business (“ET business”) to an affiliate of One Equity Partners II, L.P., a private equity affiliate of J. P. Morgan Securities, Inc.. Total consideration (including a $20 million note and assumption of certain liabilities) is expected to be approximately $310 million, and is subject to certain adjustments for working capital and other items. The transaction is currently expected to be completed in the third quarter of ArvinMeritor’s fiscal year 2007. The company expects to realize a loss on the sale of the business in an amount that has not yet been determined.

The agreement contains customary representations, warranties and covenants of the purchaser and seller. The agreement also includes provisions governing the retention by the seller and assumption by the purchaser of responsibilities with regard to environmental, warranty and other liabilities; transition of employees and responsibility for employee compensation and benefits; tax matters and post-closing taxes; use of trademarks and logos; treatment of joint venture interests; and post-closing indemnities between the seller and purchaser for losses arising from specified events. Consummation of the transaction is subject to satisfaction of customary conditions, including receipt of necessary regulatory consents and approvals and receipt by the purchaser of financing under its debt financing commitment letter. The agreement may be terminated prior to closing by agreement of the parties, by one party upon material breach of the terms of the agreement by the other party, or by either party in the event the transaction is not completed by June 29, 2007.

The agreement will be filed as an exhibit to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ending April 1, 2007.

ARVINMERITOR, INC.

Date: February 5, 2007	By:	/s/	Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel